FUND SERVICES AGREEMENT

between

CPG JP Morgan Alternative Strategies Fund, LLC

and

INDEX

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS	1
2.	DUTIES OF GFS	2
3.	FEES AND EXPENSES	2
4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE	3
5.	LIMITATION OF MEMBER AND DIRECTOR LIABILITY	6
6.	EXPENSES ASSUMED BY THE FUND	6
7.	REPRESENTATIONS AND WARRANTIES	6
8.	CONFIDENTIALITY	7
9.	PROPRIETARY INFORMATION	8
10.	ASSIGNMENT AND SUBCONTRACTING	8
11.	EFFECTIVE DATE, TERM AND TERMINATION	9
12.	LIAISON WITH ACCOUNTANTS/ATTORNEYS	9
13.	MISCELLANEOUS	10

APPENDIX I	1
APPENDIX II	1
APPENDIX III	1
APPENDIX IV	1

CPG JP Morgan Alternative Strategies Fund, LLC

FUND SERVICES AGREEMENT

THIS FUND SERVICES AGREEMENT (the “Agreement”) made as of the __th day of _________, 2011, by and between CPG JP MORGAN ALTERNATIVE STRATEGIES FUND, LLC, a Delaware limited liability company having its principal office and place of business at  805 Third Avenue, 18th Floor, New York, New York 10022 (the “Fund”) and GEMINI FUND SERVICES, LLC, a Nebraska limited liability Fund having its principal office and place of business at 4020 South 147th Street, Omaha, Nebraska 68137 (“GFS”).

WHEREAS, the Fund is a closed-end management investment Fund registered with the United States Securities and Exchange Commission (the “SEC”) under the Investment Fund Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Fund desires that GFS perform the services selected on Appendix IV (collectively the “Services”) for the Fund and GFS is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the Fund and GFS hereby agree as follows:

1.           APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)
The Fund hereby appoints GFS to provide the Services to the Fund as selected in Appendix IV attached hereto, for the period and on the terms set forth in this Agreement.  GFS accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 3 and Appendix IV of this Agreement.  A description of all the services offered by GFS is set forth on Appendices I – III.

(b)	In connection therewith the Fund has delivered to GFS copies of:

(i)	the Fund’s Certificate of Formation, ( the “Organizational Documents”);

(ii)	the Fund’s Registration Statement on Form N-2 and all amendments thereto filed with the SEC pursuant to the 1940 Act (the “Registration Statement”);

(iii)	the Fund’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(iv)	the Fund’s current Private Placement Memorandum and Form of Limited Liability Fund Agreement (collectively, as currently in effect and as amended or supplemented, the “Offering Documents”);

(v)	the Fund’s investment advisory agreement;

(vi)	the Fund’s Placement Agent Agreement and any other distribution-related agreements;
(vii)	contact information for the Fund’s service providers, including but not limited to, the Fund’s custodian, independent public accountants, legal counsel, distributor and chief compliance officer; and

(viii)	any procedures adopted by the Fund in accordance with Rule 17a-7 under the 1940 Act with respect to affiliated transactions.

(c)
The Fund shall promptly furnish GFS with all amendments of or supplements to the items listed in Section 1(b) above, and shall deliver to GFS a copy of the resolution of the Board of Directors of the Fund (the “Board”) appointing GFS and authorizing the execution and delivery of this Agreement.

2.             DUTIES OF GFS

GFS’s duties with respect to Fund Accounting, Fund Administration and Transfer Agency services are detailed in Appendices I, II and III to this Agreement.

(a)
The Fund (i) shall cause all service providers of the Fund to furnish any and all information to GFS, and assist GFS and (ii) shall ensure that GFS has access to all records and documents maintained by the Fund or any service provider to the Fund, in each case as GFS may reasonably require to enable it to perform the services.

(b)
GFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(c)
Whenever, in the course of performing its duties under this Agreement, GFS determines, on the basis of information supplied to GFS by the Fund, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred, or with the passage of time could occur, GFS shall promptly notify the Fund and its legal counsel of such violation.

3.	FEES AND EXPENSES

(a)
Fees.  As compensation for the Services provided by GFS to the Fund pursuant to this Agreement, the Fund agrees to pay GFS the fees set forth in Appendix IV attached hereto.  Fees will begin to accrue for the Fund on the latter of the date of this Agreement or the date GFS begins providing services to the Fund.  For the purpose of determining fees calculated as a function of the Fund’s assets or net assets, the value of the Fund’s assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board.  GFS will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month.  Services provided for partial months shall be subject to pro ration.

(b)
Expenses.  GFS will bear its own expenses in connection with the performance of the Services under this Agreement, except as provided herein or as agreed to by the parties.  In addition to the fees paid under Section 3(a), the Fund agrees to reimburse GFS for all reasonable out-of-pocket expenses or advances incurred by GFS to perform the Services or otherwise incurred by GFS at the request or with the consent of the Fund.  For reports, analyses and services requested in writing by the Fund and provided by GFS, not in the ordinary course, GFS shall charge hourly fees specified in Appendix IV attached hereto.

(c)
Fee Changes.  On each anniversary date of this Agreement, the base and/or minimum fees enumerated in Appendix IV attached hereto, may be increased by the change in the Consumer Price Index for the Northeast region (the “CPI”) for the twelve-month period ending with the month preceding such annual anniversary date.  Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years.GFS Agrees to provide the Board prior written notice of any CPI increase.

(d)
Due Date.  All fees contemplated under Section 3(a) above and reimbursement for all expenses contemplated under Section 3(b) above are due and payable within ten (10) days of receipt of an invoice provided by GFS.  Any fees or reimbursements due hereunder not received by its due date may be assessed interest.

(e)
Books and Records.  The accounts, books, records and other documents (the “Records”) maintained by GFS shall be the property of the Fund, and shall be surrendered to the Fund, at the expense of the Fund, promptly upon request by the Fund in the form in which such Records have been maintained or preserved.  GFS agrees to maintain a back- up set of Records of the Fund (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original Records are stored.  GFS shall assist the Fund’s independent public accountants, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s Records.  GFS shall preserve the Records as they are required to be maintained and preserved by Rule 31a-1 under the 1940 Act.

(f)
De-Conversion Fees.  Upon termination of this Agreement, GFS will charge a “De-Conversion” fee to compensate GFS for providing to the Fund’s new service providers, all material records, history and data maintained by GFS under this Agreement.  The amount of the De-Conversion fees are specified in Appendix IV attached hereto.  In addition, GFS reserves the right to charge for out-of-pocket expenses associated with the De-Conversion, as specified in Section 12(d) of this Agreement.

(g)
Post-Engagement Audit Support Fees.  After a De-Conversion, GFS is often called upon to provide support to the Fund’s service provider and assist with the Fund’s annual audit. Services provided by GFS, pursuant to the Fund’s request, to accommodate the Fund’s request following termination of this Agreement, shall be subject to GFS’s standard hourly rates existing at the time of the request.  The Fund agrees to compensate GFS, at GFS’s standard hourly rates, for accommodating the Fund’s request following termination of this Agreement.

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)
Indemnification of GFS.  The Fund shall indemnify and hold GFS harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to the Fund’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by the Fund contained in this Agreement, or which arise out of the Fund’s lack of good faith, gross negligence or willful misconduct with respect to the Fund’s performance under or in connection with this Agreement.  The Fund shall hold GFS harmless and GFS shall not be liable for and shall be entitled to rely upon and may act upon information, advice, records, reports and requests generated by the Fund, the Fund’s legal counsel and the Fund’s independent accountants.  GFS shall be without liability for any action reasonably taken or omitted pursuant to this Agreement except for any action or inaction arising out of or attributable to GFS’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by GFS contained in this Agreement or which arise out of GFS’s lack of good faith, gross negligence, willful misconduct or reckless disregard of its duties with respect to GFS’s performance under or in connection with this Agreement.

(b)
Indemnification of the Fund. GFS shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to GFS’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by GFS contained in this Agreement or which arise out of GFS’s lack of good faith, gross negligence, willful misconduct or reckless disregard of its duties with respect to GFS’s performance under or in connection with this Agreement.

(c)	Reliance. Except to the extent that GFS may be liable pursuant to Sections 4(a) and 4(b) above, GFS shall not be liable for any action taken or failure to act in good faith in reliance upon:

(i)	advice of the Fund, its officers, independent public accountants or counsel to the Fund;

(ii)
any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction pursuant to the party’s standard operating practices;

(iii)
any written instruction or certified copy of any resolution of the Board, and GFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by GFS to have been validly executed;

(iv)
any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by GFS to be genuine and to have been signed or presented by the Fund or other proper party or parties;

(v)
any instruction, information, data, records or documents provided to GFS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by GFS and the Fund’s service providers) by machine readable input, data entry, email, facsimile or other similar means authorized by the Fund; and

(vi)
any authorization, instruction, approval, item or set of data, or information of any kind transmitted to GFS in person or by telephone, email, facsimile or other electronic means, furnished and reasonably believed by GFS to be genuine and to have been given by the proper person or persons.  GFS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

GFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which GFS reasonably believes in good faith to be genuine.

At any time, GFS may apply to any officer of the Fund for instructions, and may consult with legal counsel to the Fund with respect to any matter arising in connection with the routine services to be performed by GFS under this Agreement, and GFS and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel.  GFS agrees to consult first with the Fund’s investment adviser before engaging in any non-routine legal consultation that may result in additional legal costs to the Fund.

(d)
Errors of Others.  GFS shall not be liable for the errors of other service providers to the Fund, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services’ standard contracts entered into by GFS) and errors in information provided by an investment adviser to the Fund (including prices and pricing formulas and the untimely transmission of trade information) or custodian to the Fund; except or unless any GFS action or inaction is a direct cause of the error.

(e)
Reliance on Electronic Instructions. If the Fund has the ability to originate electronic instructions to GFS in order to (i) effect the transfer or movement of cash or Units of beneficial interest or (ii) transmit Member information or other information, then in such event GFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by GFS and the Fund’s investment adviser.

(f)
Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(g)
Notwithstanding any other provision of this Agreement, GFS’s maximum liability to the Fund arising out of the transactions contemplated hereby, whether arising in contract, tort (including, without limitation, negligence) or otherwise, shall not exceed the direct loss to the Fund.  IN NO EVENT SHALL GFS BE LIABLE FOR TRADING LOSSES, LOST REVENUES, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR GFS WAS ADVISED OF THE POSSIBILITY THEREOF. THE PARTIES ACKNOWLEDGE THAT THE OTHER PARTS OF THIS AGREEMENT ARE PREMISED UPON THE LIMITATION STATED IN THIS SECTION.

5.	LIMITATION OF MEMBER AND DIRECTOR LIABILITY

The Board and the Members of the Fund shall not be liable for any obligations of the Fund under this Agreement, and GFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund, and not to the Board or the Members of the Fund.  It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Directors, Members, nominees, officers, agents or employees of the Fund personally, but bind only the  property of the Fund, as provided in the Organizational and Offering Documents f the Fund.  The execution and delivery of this Agreement have been authorized by the Board of the Fund and signed by the officers of the Fund, acting as such, and neither such authorization by the Board and Members nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund as provided in its Declaration of Trust.

6.	EXPENSES ASSUMED BY THE FUND

The Fund will assume all expenses incurred in the operation of the Fund (unless otherwise assumed by the Fund’s investment adviser).  Except as otherwise specifically stated in this Agreement, GFS shall pay all expenses incurred by it in performing the Services under this Agreement.  The Fund will bear out-of-pocket expenses incurred by GFS under this Agreement.

7.	REPRESENTATIONS AND WARRANTIES

(a)	Representations of GFS. GFS represents and warrants to the Fund that:

(i)	it is a limited liability Fund duly organized and existing and in good standing under the laws of the State of Nebraska;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	all proceedings required by said organizational documents have been taken to authorize it to enter into and perform this Agreement;

(iv)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(v)	it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934 and shall continue to be registered throughout the term of this Agreement.

(b)	Representations of the Fund.The Fund represents and warrants to GFS that:

(i)	it is a Trust duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)	it is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii)	all proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;

(iv)
it is a closed-end management investment Fund registered under the 1940 Act and will operate in conformance with the 1940 Act and all rules and regulations promulgated thereunder during the term of this Agreement;

(v)
The Fund’s Organizational and Offering Documents are true and accurate in all material respects and will remain true and accurate in all material respects at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

8.             CONFIDENTIALITY

GFS and the Fund agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that GFS may:

(a)	prepare or assist in the preparation of periodic reports to Members and regulatory bodies such as the SEC;

(b)
provide information typically supplied in the investment Fund industry to companies that track or report price, performance or other information regarding investment companies, upon approval of the Fund’s investment adviser and

(c)
release such information as permitted or required by law or approved in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where GFS may be exposed to criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Fund or the Fund’s investment advisers.

Except as provided above, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 – 248.30) (“Reg S-P”), GFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from the Fund to any person that is not affiliated with the Fund or with GFS and any such information disclosed to an affiliate of GFS shall be under the same limitations on non-disclosure.

Both parties agree to communicate sensitive or confidential information via secured communication channels (i.e. encrypted format).

9.             PROPRIETARY INFORMATION

(a)
Proprietary Information of GFS. The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by GFS on databases under the control and ownership of GFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “GFS Proprietary Information”) of substantial value to GFS or the third party. The Fund agrees to treat all GFS Proprietary Information as proprietary to GFS and further agrees that it shall not divulge any GFS Proprietary Information to any person or organization except as may be provided under this Agreement.  Trust Proprietary Information and Customer Data (each, as defined below) are separate and excluded from the definition of GFS Proprietary Information.

(b)
Proprietary Information of the Fund and the Fund’s Investment Adviser. GFS acknowledges that any Member list and all information related to Members furnished to GFS by the Fund, the Fund’s investment adviser or by a Member in connection with: this Agreement (collectively, “Customer Data”), all information regarding the Fund’s investment adviser, Fund portfolios, arrangements with brokerage firms, compensation paid to or by the Fund or its investment adviser, trading strategies and all such related information (collectively, Trust Proprietary Information”) constitute proprietary information of substantial value to the Fund. In no event shall GFS Proprietary Information be deemed Trust Proprietary Information or Customer Data. GFS agrees to treat all Trust Proprietary Information and Customer Data as proprietary to the Fund and further agrees that it shall not divulge any Trust Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Fund or its investment adviser or as may be duly requested by regulatory authorities.

(c)	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 9. The obligations of this section shall survive the termination of this Agreement.

10.           ASSIGNMENT AND SUBCONTRACTING

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of GFS. GFS may, with the prior consent of the Fund’s investment adviser, subcontract any or all of its responsibilities pursuant to this Agreement to one or more companies, trusts, firms, individuals or associations, which may or may not be affiliated persons of GFS and which agree to comply with the terms of this Agreement; provided, however, that GFS has selected such person with reasonable care, and provided, further, that any such subcontracting shall not relieve GFS of its responsibilities hereunder.  GFS may pay such persons for their services, but no such payment will increase fees due from the Fund hereunder.

11.           EFFECTIVE DATE, TERM AND TERMINATION

(a)	Effective Date. This Agreement shall become effective on the date first above written.

(b)
Term.  This Agreement shall remain in effect for a period of one (1) year from the effective date and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Board.

(c)
Termination.  This Agreement can be terminated at the end of the initial term or subsequent renewal period at any time by either party upon ninety (90) days’ prior written notice by either party.  Upon termination of this Agreement, GFS shall have no further obligation to provide Services to the Fund and all outstanding payments due from the Fund under this Agreement shall become immediately due and payable to GFS, including any unpaid fees earned through the date of termination and the balance of all future minimum fees due under the remaining term of this Agreement.  In the event of termination, GFS agrees that it will cooperate to facilitate the smooth transition of services and to minimize disruption to the Fund and its Members.  Notwithstanding the foregoing, either party may terminate this agreement upon thirty (30) days’ written notice in the event of a breach.  The parties have a right to attempt to cure a breach within the thirty-day notice period.  If the breach is not cured within said period, then the parties hereto will submit to arbitration, in accordance with Section 14(g), below. In any event, this Agreement can be terminated at any time upon thirty (30) days’ prior written notice if the Board makes a determination to liquidate the Fund.

(d)
Reimbursement of GFS’s Expenses.  If this Agreement is terminated by the Fund for reasons other than breach by GFS, GFS shall be entitled to collect, in addition to the compensation described under Section 3 of this Agreement, the amount of all of GFS’s reasonable labor charges and reasonable cash disbursements for services in connection with GFS’s activities in effecting such termination, including without limitation, the labor costs and expenses associated with the de-conversion of the Funds records from its computer systems, and the delivery to the Fund and/or its designees of the Fund’s property, records, instruments and documents, or any copies thereof.  Subsequent to such termination, for a reasonable fee, GFS will provide the Fund with reasonable access to all Trust documents or records, if any, remaining in its possession.

(e)	Survival of Certain Obligations. The obligations of Sections 3, 4, 8, 9, 11 and 12 shall survive any termination of this Agreement.

12.           LIAISON WITH ACCOUNTANTS/ATTORNEYS

(a)
GFS shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund.  GFS shall take reasonable actions in the performance of its duties under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

(b)	GFS shall act as liaison with the Fund’s legal counsel and shall take reasonable actions to ensure that necessary Fund information is made available to the Fund’s legal counsel.

13.           MISCELLANEOUS

(a)	Amendments. This Agreement may not be amended, or any provision hereof waived, except in writing signed by the party against which the enforcement of such amendment or waiver is sought.

(b)	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)
Severability.  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)
Force Majeure.  Neither party shall be liable for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

(g)
Arbitration.  The parties understand and agree that, to the extent permitted by law, all claims arising out of this Agreement will be resolved through final and binding arbitration pursuant to the terms hereof.  In this regard, the parties acknowledge and agree that: (i) such arbitration will be final and binding on the parties; (ii) the parties are hereby waiving their rights to seek remedies in court, including the right to a jury trial; (iii) pre-arbitration discovery is generally more limited than and different from discovery conducted in connection with litigation; (iv) the arbitrator’s award is not required to include factual findings or legal reasoning; and (v) a party’s right to appeal or seek modification of rulings by the arbitrator will be strictly limited.

Such arbitration will be conducted in New York according to the securities arbitration rules then in effect of the American Arbitration Association.  Both parties understand that the other party may initiate arbitration by serving or mailing a written notice to the other party hereto by certified mail, return receipt requested.  Any award the arbitration panel makes will be final, and judgment on it may be entered in any court having jurisdiction.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable Federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award.  The prevailing party shall also be entitled to an award of reasonable attorneys fees and costs incurred in connection with the enforcement of this Agreement.  No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action who is a member of a putative class action until:

•	The class certification is denied;
•	The class is decertified; or
•	The person is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(h)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)
Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, or by facsimile to each party at the address set forth below or at such new address designated by such party by notice given pursuant to this Section.

To the Fund:	To GFS:
Mitchell A. Tanzman	Andrew Rogers
Principal Executive Officer	President
CPG JP Morgan Alternative Strategies Fund, LLC	Gemini Fund Services, LLC
805 Third Avenue, 18th Floor	450 Wireless Boulevard
New York, NY 10022	Hauppauge, NY 11788
Telephone: (212) 317-9200	Telephone: (631) 470-2669
email:	AndrewR@geminifund.com

With a copy to:	With a copy to:

Stuart H. Coleman, Esq.	Emile R. Molineaux, Esq.
Stroock & Stroock & Lavan LLP	Gemini Fund Services, LLC
180 Maiden Lane	4020 South 147th Street
New York, NY 10038	Omaha, Nebraska 68130
(212) 806-6049	(631) 470-2616
scoleman@stroock.com	emilem@geminifund.com

(j)
Safekeeping. GFS shall establish and maintain facilities and procedures reasonably acceptable to the Fund for the safekeeping and control of records maintained by GFS under this Agreement including the preparation and use of check forms, facsimile, email or other electronic signature imprinting devices.

(k)
Representation of Signatories.  Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

CPG JP MORGAN ALTERNATIVE STRATEGIES FUND, LLC		GEMINI FUND SERVICES, LLC

By:		By:
	Mitchell A. Tanzman Principal Executive Officer		Andrew B. Rogers President

APPENDIX I

Fund Accounting Services

GFS shall provide the following Fund Accounting Services subject to, and in compliance with, the objectives, policies and limitations set forth in the Fund’s Registration Statement, the Fund’s Agreement and Declaration of Trust, Bylaws, applicable laws and regulations, and resolutions and policies established by the Fund’s Board:

1)
Timely calculate the net asset value per Unit of beneficial interest (each a “Unit” and collectively, “Units”) with the frequency prescribed in The Fund then-current Prospectus, and communicate such net asset value to the Fund and its transfer agent;

2)
Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Fund and in conformance with generally accepted accounting principles (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(the “Code”);

3)
Prepare and maintain on behalf of the Fund, books and records as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of GFS’s Fund Accounting Services, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Fund and GFS.  Without limiting the generality of the foregoing, GFS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

a.	Cash receipts journal
b.	Cash disbursements journal
c.	Dividend record
d.	Purchase and sales - portfolio securities journals
e.	Subscription and redemption journals
f.	Security ledgers
g.	Broker ledger (n/a)
h.	General ledger
i.	expense accruals
j.	income accruals
k.	Securities and monies borrowed or loaned and collateral therefore
l.	Foreign currency journals
m.	Trial balances

4)
Make such adjustments over such periods as the Fund’s investment adviser deems necessary, and communicates to GFS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

5)	Provide the Fund and the Fund’s investment adviser with monthly portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time;

6)	Provide all raw data available from its mutual fund accounting system for the Fund’s investment adviser or the administrator to assist in preparation of the following:

a.	Semi-annual financial statements and related N-CSR/S filings;
b.	Semi-annual form N-SAR and annual tax returns;
c.	Financial data necessary to update form N-2;
d.	Certain portfolio holding data required for Form N-Q; and
e.	Annual proxy statement.

7)
Provide facilities to accommodate an annual audit by the Fund’s independent accountants and, upon approval of the Fund, any audits or examinations conducted by the SEC or any other governmental or quasi-governmental entities with jurisdiction;

8)	Transmit to and receive from the Fund’s transfer agent appropriate data on a periodic basis and reconcile Units outstanding and other data with the transfer agent;

9)	Monthly reconcile all appropriate data with the Fund’s custodian; and

10)
Perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board pursuant to mutually acceptable timelines and compensation agreements.

Fund Accounting Records.

Maintenance of and Access to Records. GFS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and, specifically, Rule 31a-1 thereunder.  The books and records pertaining to the Fund that are in possession of GFS shall be the property of the Fund. The Fund, or the Fund’s authorized representatives, shall have access to such books and records at all times during GFS’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided promptly by GFS to the Fund or the Fund’s authorized representatives.  In the event the Fund designates a successor that assumes any of GFS’s obligations hereunder, GFS shall, at the expense and direction of the Fund, transfer to such successor all relevant books, records and other data established or maintained by GFS under this Agreement.

Inspection of Records.  In case of any requests or demands for the inspection of the records of the Fund maintained by GFS, GFS will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. GFS shall abide by the Fund’s instructions for granting or denying the inspection; provided, however, that GFS may grant the inspection without instructions from the Fund if GFS is advised to disclose by its legal counsel.

All out-of-pocket expenses will be billed as set forth on Appendix IV.  GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Accounting Services.  Any modification of the Fund Accounting Services provided by GFS as set forth in this Appendix I shall be delivered to the Fund in writing.

APPENDIX II

Fund Administrative Services

GFS shall provide the following Fund Administrative Services subject to, and in compliance with the objectives, policies and limitations set forth in the Fund’s Registration Statement, the Fund’s Agreement and Declaration of Trust, Bylaws, applicable laws and regulations, and resolutions and policies established by the Fund’s Board:

1)
Monitor the performance of administrative and professional services rendered to the Fund by others, including its custodian, transfer agent, fund accountant and dividend disbursing agent as well as legal, auditing, Member servicing and other services performed for the Fund;

2)
Monitor Trust holdings and operations for post-trade compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and pursuant to advice from the Fund’s independent public accountants and Trust counsel, monitor Trust holdings for compliance with IRS taxation limitations and restrictions and applicable Financial Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to the investment adviser to the Fund (the “Adviser”), and assist the Fund and the Adviser in preparation of periodic compliance reports to the Fund, as applicable;

3)	Prepare and coordinate the printing of semi-annual and annual financial statements;

4)	Prepare selected management reports for performance and compliance analyses agreed upon by the Fund and GFS;

5)
In consultation with legal counsel to the Fund, the Adviser, officers of the Fund and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Fund and GFS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board;

6)
Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Fund’s independent public accountants;

7)	Review the Fund’s federal, state, and local tax returns as prepared and signed by the Fund’s independent public accountants;

8)	Prepare and maintain the Fund’s operating expense budget to determine proper expense accruals to be charged to the Fund in order to calculate its monthly net asset value;

9)	In consultation with legal counsel for the Fund, assist in and monitor the preparation, filing, printing and where applicable, dissemination to Members of the following:
a.	amendments to the Fund’s Registration Statement on Form N-2;
b.	periodic reports to the Directors, Members and the SEC, including but not limited to annual reports and semi-annual reports; and
c.	reports to the SEC on Forms N-SAR, N-CSR, N-Q and N-PX.

10)	Coordinate the Fund’s audits and examinations by:
a.	assisting the Fund’s independent public accountants, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records;
b.	providing appropriate financial schedules (as requested by the Fund’s independent public accountants or SEC examiners); and
c.	providing office facilities as may be required.

11)
Determine, after consultation with legal counsel for the Fund and the Adviser, the jurisdictions in which Units of the Fund shall be registered or qualified for sale; facilitate, register, or prepare applicable notice or other filings with respect to, the Units with the various state and territories of the United States and other securities commissions, provided that all fees for the registration of Units or for qualifying or continuing the qualification of the Fund shall be paid by the Fund;

12)	Monitor sales of Units and ensure that the Units are properly and duly registered with the SEC;

13)	Monitor the calculation of performance data for dissemination to information services covering the investment Fund industry, for sales literature of the Fund and other appropriate purposes;

14)
Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

15)	Prepare authorization for the payment of Trust expenses and pay, from Trust assets, all bills of the Fund;

16)	Provide information typically supplied in the investment Fund industry to companies that track or report price, performance or other information with respect to investment companies;

17)
Upon request, assist the Fund in the evaluation and selection of other service providers, such as independent public accountants, printers, EDGAR providers and proxy solicitors (such parties may be affiliates of GFS);

18)
Perform other services, recordkeeping and assistance relating to the affairs of the Fund as the Fund may, from time to time, reasonably request pursuant to mutually acceptable timelines and compensation agreements.

All out-of-pocket expenses will be billed as set forth on Appendix IV.  GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Administrative Services.  Any modification of the Fund Administrative Services provided by GFS as set forth in this Appendix II shall be delivered to the Fund in writing.

APPENDIX III

Transfer Agency Services

GFS shall provide the following Transfer Agency Services subject to, and in compliance with the objectives, policies and limitations set forth in the Fund’s Registration Statement, the Fund’s Agreement and Declaration of Trust, Bylaws, applicable laws and regulations, and resolutions and policies established by the Fund’s Board:

1)	Provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans, including:

a.	maintaining all Member accounts;
b.	preparing Member meeting lists;
c.	preparing and certifying direct Member lists in conjunction with proxy solicitations;
d.	preparing periodic mailing of year-end tax and statement information;
e.	mailing Member reports and prospectuses to current Members;
f.	withholding taxes on U.S. resident and non-resident alien accounts;
g.	assist with preparation and filing of U.S. Treasury Department Forms K-1 and other appropriate forms required by federal authorities with respect to distributions for Members;
h.	preparing and mailing confirmation forms and statements of account to Members for all purchases and Trust repurchases of Units and other confirmable transactions in Member accounts; and
i.	providing account information in response to inquiries from Members.

2)
Receiving for acceptance, orders for the purchase of Units, and promptly delivering payment and appropriate documentation therefore to the Custodian of the Fund authorized by the Board (the “Custodian”);

3)	Pursuant to purchase orders, issue the appropriate number of Units and hold such Units in the appropriate Member account;

4)
Receiving for acceptance, repurchase requests and repurchase directions and delivering the appropriate documentation therefore to the Custodian or, in the case of Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

5)
As and when the Fund receives monies paid to it by the Custodian with respect to any repurchase, paying over or cause to be paid over the repurchase proceeds as required by the Prospectus pursuant to which the repurchased Units were offered and as instructed by the tendering Members;

6)	Effecting transfers of Units upon receipt of appropriate instructions from Members;

7)	Monitoring and making appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

8)	Preparing and transmitting to Members (or crediting the appropriate Member accounts) payments for all distributions and dividends declared by the Fund;

9)
Receiving from Members and/or debiting Member accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received and provide necessary tracking reports to the Fund’s principal underwriter;

10)
Recording the issuance of Units and maintaining pursuant to SEC Rule 17Ad-10(e) a record of the total number of Units which are authorized, based upon data provided to it by the Fund, issued and outstanding; and

11)	Providing the Fund on a regular basis with the total number of Units that are authorized and issued and outstanding.

12)	Provide such services as may be required to assist the Fund in complying with its procedures relating to periodic Repurchases of Units.

Issuance of Units.

GFS, in its capacity as transfer agent, shall make original issues of Units in accordance with the Prospectus, only upon receipt of:

a.	instructions requesting the issuance,
b.	a copy of a resolution of the Board authorizing the issuance, and
c.	necessary funds for the payment of any original issue tax applicable to such Units, pursuant to advice of Trust Counsel.

The responsibility of GFS for the Fund’s state registration status is solely limited to the reporting of transactions to the Fund, and GFS shall have no obligation, when recording the issuance of Units, to monitor the issuance of such Units or to take cognizance of any laws relating to the issue or sale of such Units, which functions shall be the sole responsibility of the Fund, its distributor or other agent.

Transfer of Units.

Transfers of Units are not permitted except as provided in Section 6.8 of the Fund’s Agreement and Declaration of Trust. Transfers of Units shall be registered on the Member records maintained by GFS. In registering transfers of Units, GFS may rely upon the Uniform Commercial Code as in effect in the State of Nebraska or any other statutes that, in the opinion of GFS’s legal counsel, protect GFS and the Fund from liability arising from:

a.	not requiring complete documentation;
b.	registering a transfer without an adverse claim inquiry;
c.	delaying registration for purposes of such inquiry; or
d.	refusing registration whenever an adverse claim requires such refusal.

As transfer agent, GFS will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

Purchases of Units

Units may be purchased on a monthly basis in accordance with the terms of the Prospectus and procedures established by the Fund and GFS.

Lost Members.

GFS shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 (the “Lost Member Rules”) of the Securities Exchange Act of 1934, including, but not limited to, those set forth below.  GFS may, in its sole discretion, use the services of a third party to perform some of or all such services.

a.	documentation of search policies and procedures;
b.	execution of required searches;
c.	tracking results and maintaining data sufficient to comply with the Lost Member Rules; and
d.	preparation and submission of data required under the Lost Member Rules.

Anti-Money Laundering (“AML”) Delegation.

If the Fund elects to delegate to GFS certain AML duties under this Agreement, the parties will agree to such duties and terms which may be amended from time to time subject to mutual written agreement between the parties.  In consideration of the performance of the duties by GFS pursuant to this Section, the Fund agrees to pay GFS for the reasonable administrative expense that may be associated with such additional duties in the amount as the parties may from time to time agree in writing.

Processing through the National Securities Clearing Corporation (the “NSCC”).

GFS will: (i) process accounts through Networking and the purchase, redemption, transfer and exchange of Units in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by GFS by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by GFS; (ii) issue instructions to each Fund’s Custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Trust’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Member accounts through Networking.

Transfer Agency Records.

GFS shall maintain the following Member account information:

•	name, address and United States Tax Identification or Social Security number;
•	number of Units held;
•	historical information regarding the account of each Member, including dividends and distributions paid and the date and price for all transactions on a Member’s account;
•	any stop or restraining order placed against a Member’s account;
•	any correspondence relating to the current maintenance of a Member’s account;
•	information with respect to withholdings; and
•	any information required in order for GFS to perform any calculations by this Agreement.

All out-of-pocket expenses will be billed as set forth on Appendix IV.  GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Transfer Agency Services.  Any modification of the Transfer Agency Services provided by GFS as set forth in this Appendix III shall be delivered to the Fund in writing.

APPENDIX IV
LIST OF FUNDS
SERVICES & FEES

This Appendix IV is part of the Fund Services Agreement between the Fund and Gemini Fund Services, LLC.  Set forth below are the Services elected by the Fund identified on this Appendix IV along with the associated Fees.

Trust	Board Approval Date	Effective Date
CPG JP Morgan Alternative Strategies Fund, LLC	September 14, 2010

SELECTED SERVICES and FEES

The Fund shall pay to GFS the following fees:  (all basis point fees will be calculated based upon the average net assets of the Fund for the previous month)

Fund Accounting Fees

1.              Base annual fee :                              $27,000

2.	Additional Charges.
a.	Out-of-pocket expenses. The Fund shall reimburse GFS for all reasonable out-of-pocket expenses incurred by GFS to provide the Services to the Fund.
b.	SAS 70 expense. The Fund shall pay its allocated portion of the GFS annual SAS 70 review.
c.
Fund Accounting Data De-Conversion fee.  The Fund shall pay a Fund Accounting record data de-conversion fee in the amount of $2,500.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

Fund Administration Fees

1.	Base annual fee:	8 basis points (0.08%) on the first $250 million of net assets 6 basis points (0.06%) on net assets greater than $250 million

The base annual fee is subject to a $40,000.00 minimum annual fee.

2.	State Registration (Blue Sky) Fees:

Each Fund shall pay its allocated federal and state regulatory filing fees.  In addition, each Fund shall pay GFS the following fees per state registration:

Initial registration	$ 295.00
Registration renewal	$ 150.00
Sales reports (if required)	$ 25.00

3.	Additional Charges.
a.	Out-of-pocket expenses. The Fund shall reimburse GFS for all out-of-pocket expenses incurred by GFS to provide the Services to the Fund.
b.	FIN 48 Compliance fee. Each Trust shall pay GFS $250.00 per calendar quarter for FIN 48 Compliance.
c.
Fund Administration Data De-Conversion fee.  The Fund shall pay a Fund Administration record data de-conversion fee in the amount of $2,500.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

Transfer Agency Fees

1.	Base annual fee:	$16.00 annual fee per open account ($2.00 annual fee per closed account)

The base annual fee is subject to an $18,000.00 minimum annual fee per share class.

2.	General Activity Charges:

Customer Service Calls	$2.50 per call
Manual Transactions	$1.00 per transaction
New Account Opening (manual)	$2.50 per account
New Account Opening (electronic)	$0.40 per account
Incoming IRA Transfer from prior custodian	$ 25.00
IRA Transfer to successor custodian	$ 25.00

❒ Check this box to elect 24 Hour Automated Voice Response

24 Hour Automated Voice Response Charges:
Initial set-up (one-time) charge	$1,500.00 per fund family
Monthly charge	$50.00 per fund family

3.	Web Package Fees:

❒ Check this box for Member Desktop Web Package (described below)
$7,500.00 initial installation charge
$2,500.00 annual maintenance (invoiced annually in advance)

❒ Check this box for Member Desktop Online New Accounts (described below)
$2,500.00 initial installation charge
$2.50 per new account fee

❒ Check this box for Fund Data Web Package (described below)
$5,000.00 initial installation charge
$1,500.00 annual maintenance (invoiced annually in advance)

4.	Additional Charges:
a.
Transfer Agency De-Conversion fee.  Each Fund shall pay a Transfer Agency record data de-conversion fee in the amount of $15,000.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

b.	Rule 22c-2 compliance fee. The Funds shall pay a $100.00 monthly administration fee for Rule 22c-2 compliance per fund family, plus an additional monthly fee of $25.00 per Fund.

Special Reports/Programming Fees

All special reports analyses and/or programming requested by a Fund or the Fund under this Agreement shall be subject to an additional programming charge, agreed upon in advance, based upon the following rates:

GFS Senior & MIS Staff	$200.00 per hour
GFS Junior Staff	$100.00 per hour
Out -of-pocket Expenses

The Fund shall reimburse GFS for all out-of-pocket expenses incurred by GFS when performing Services under this Agreement, including but not limited to the following:

o Anti-ID Theft Monitoring	o Pro rata portion of annual SAS 70 review
o Bank Account and other Bank Fees	o Proxy Services
o Customer Identification/AML Program Costs	o Record Storage
o Fund Stationery and Supplies	o Regulatory fees and assessments
o Locating Lost Members/Escheatment Costs	o State and Federal filing fees and assessments
o NSCC Charges	o Tax Reporting
o Postage	o Telephone and Toll Free Lines
o Pre and Post Sale Fulfillment	o Travel Requested by the Fund
o Printing Fund Documents

Member Desktop Web Package
Proprietary Secure Web-Based Direct Interface With Transfer Agent Data

Supports Five Levels of Access
❒	Fund Administrator
❒	Broker/Dealer
❒	Broker/Dealer Branch
❒	Registered Representative
❒	Member

Customizable Look And Feel (Logo And Color Scheme)

Account Inquiry
❒	Portfolio Summary
❒	Account Position
❒	Transaction History
❒	General Account Information

Online Transactions (Must have this reflected in the prospectus to offer this functionality)
❒	Exchanges
❒	Purchases
❒	Redemptions
❒	Prospectus and SAI Access
Account Maintenance
❒	Change of Member Information
o	Address
o	Phone Number
o	Email Address
Online Statement Access
❒	Quarterly Statements and Confirms
❒	Electronic Delivery (Should have this reflected in the prospectus and application to offer this functionality)
o	Statements
o	Confirms
o	Regulatory Mailings

Member Desktop Online New Accounts

❒	Allows clients the ability to set up a new account online if they provide valid ACH information and agree to all disclaimers and agreements on site.
❒	E-Signature capability

Fund Data Web Package
Performance Web Page
•	Comprehensive performance report hosted by GFS
o	Fund performance updated nightly
o	Up to 20 indexes available
o	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel
o	Growth of $10,000 graph available

Holdings web page
•	Fund holding updated periodically to meet fund disclosure rules hosted by GFS
o	Fund holding updated periodically to meet fund disclosure rules
o	Top ten report available
o	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Historical NAV web page
•	Provides historical NAV information for a specified period of time and for a specified fund
o	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Fulfillment web page
•	Provides an online request form for Members who wish to request a hard copy of the fulfillment material mailed to them
o	Request is automatically routed online to the Member Services Team at GFS for processing
o	Reporting of Fulfillment requests made online or via phone available via GFS Reporting Services Tool.

GFS reporting utilizes the next generation secure web-based report delivery vehicle which allows for direct request or subscription based delivery reports available in multiple formats (PDF, Excel, XML, CSV)